Exhibit 5.1

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

14 May 2024

Matter No.: 838010
Doc. Ref.:109902598
(852) 2842 9506
christopher.bickley@conyers.com

alexander.doyle@conyers.com

TCTM Kids IT Education Inc.

6/F, No. 1 Andingmenwai Street

Lychee Plaza

Chaoyang District

Beijing 100011

The People’s Republic of China

Dear Sir/ Madam,

Re: TCTM Kids IT Education Inc. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to the registration of an aggregate of 6,000,000 class A ordinary shares with a par value US$0.001 each (the “Shares”) issuable upon exercise of options and conversion of restricted share units and pursuant to other awards granted under the Company’s 2024 Share Incentive Plan (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

1.1.	the Registration Statement; and

1.2.	the Plan.

We have also reviewed copies of:

1.3.	the fifth amended and restated memorandum of association of the Company and the fifth amended and restated articles of association of the Company adopted by a special resolution on 3 March 2014 (the “Constitutional Documents”);

1.4.	the written resolutions of the directors of the Company passed on 28 February 2024 (the “Resolutions”);

1.5.	a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company dated 23 April 2024 (the “Certificate Date”);

1.6.	a certificate issued by a director of the Company dated 14 May 2024; and

1.7.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us;

2.4.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein;

2.6.	that the issuance of the Shares will be in accordance with the terms of the Plan;

2.7.	that any conditions to which the Resolutions are subject will have been satisfied and/or waived;

2.8.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.9.	that upon issue of any Shares by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.10.	the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission;

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2.11.	that on the date of issue of any Shares, the Company will have sufficient authorised but unissued Shares in its share capital; and

2.12.	that on the date of issue of any award or Shares under the Plan, the Company is and after issuing any award or Shares under the Plan, will be able to pay its debts.

3.	QUALIFICATIONS

3.1.	We express no opinion with respect to the issue of Shares pursuant to any provision of the Plan that purports to obligate the Company to issue Shares following the commencement of a winding up or liquidation.

3.2.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issue of the Shares by the Company and is not to be relied upon in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the law of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the company is in default under the Act.

4.2.	The Shares, when issued and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue or holding of such Shares).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman

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